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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) OR (g) of the
                         Securities Exchange Act of 1934

                        Franklin Street Properties Corp.
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             (Exact name of registrant as specified in its charter)

        Maryland                                          04-3578653
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered

Common Stock, $0.0001 par value per share        American Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. |_|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. |_|

Securities Act registration statement file number to which this form relates:

                                                                ---------------
                                                                (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                 ---------------
                                 Title of Class)

Item 1: Description of Registrant's Securities to be Registered.

The Registrant's authorized capital stock consists of 180,000,000 shares of common stock, par value $.0001 per share ("Common Stock") and 20,000,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock").

Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. Holders of shares of Common Stock have no conversion, sinking fund or preemptive rights to subscribe for any securities of the Registrant. Shares of Common Stock have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights.

Currently, no shares of Preferred Stock are issued or outstanding. The Registrant's Board of Directors may authorize from time to time, without further action by the stockholders, the issuance of shares of Preferred Stock in one or more separately designated classes. The Board may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of each class of Preferred Stock.

In order for the Registrant to maintain its qualification as a REIT, among other things, not more than 50% in value of its outstanding shares of Common Stock and Preferred Stock may be owned, directly or indirectly, by five or fewer individuals. The Registrant's Articles of Incorporation provide that holders of Common Stock and Preferred Stock, collectively, cannot beneficially or constructively own more than 9.8% of the number of shares or value of the Registrant's outstanding equity securities and that no stockholder will be able to transfer or acquire shares that would result in the outstanding equity shares of the Registrant being beneficially owned by fewer than 100 persons. The Articles of Incorporation also provide that on an annual basis the Registrant will use its best efforts to redeem any shares of Common Stock from holders who desire to sell them. The purchase price paid by the Registrant will be 90% of the fair market value of the shares purchased, as determined by the Board in its sole and absolute discretion after consultation with an adviser selected by the Board. The Registrant has no obligation to redeem shares of Common Stock during any period that the Common Stock is listed for trading on a national securities exchange or the Nasdaq National Market System.

The above is a summary and does not purport to be complete and is qualified by the Articles of Incorporation and Bylaws which are filed as exhibits to this Form 8-A.

Item 2: Exhibits.

The following exhibits are filed herewith :

      3.1   Articles of Incorporation of the Registrant.

      3.2.  Restated Bylaws of the Registrant.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    Franklin Street Properties Corp.


                                    By: /s/ George J. Carter
                                        --------------------
                                        George J. Carter
                                        President and Chief Executive Officer

Dated: April 5, 2005